FOUNTAIN CAPITAL MANAGEMENT, L.L.C.

CODE OF ETHICS
(As amended and restated October 4, 2005)

This Code of Ethics (the “Code”) establishes a standard of business conduct for Supervised Persons (as defined below) of Fountain Capital Management, L.L.C. ("Fountain").  The Code governs their personal investment and other investment-related activities.

Fountain and its Supervised Persons owe a fiduciary duty to Fountain’s clients to conduct their personal securities transactions in a manner which does not interfere with the clients’ transactions or otherwise take unfair advantage of their relationships with client portfolios. All Supervised Persons are required to act with integrity, competence, dignity, and in an ethical manner when dealing with the public, clients, prospective clients and employees, fulfill their fiduciary duty to Fountain's clients, and comply with applicable Federal Securities Laws and applicable state securities laws. Persons covered by the Code must adhere to this standard of business conduct, as well as comply with the Code’s specific provisions.

No person covered by the Code shall, in connection with the purchase or sale, directly or indirectly, by such person:

•	Employ any device, scheme or artifice to defraud a client;
•
Make to a client any untrue statement of a material fact or omit to the client a material fact necessary in order to make the statement made, in light of the circumstances under which they are made, not misleading;

•	Engage in any act, practice or course of business which would operate as a fraud or deceit upon a client;
•	Engage in any manipulative practice with respect to a client;
•	Trade while in possession of material non-public information for personal or client accounts, or disclose such information to others in or outside Fountain who have no need for this information.

It is a violation of federal securities law to buy or sell securities while in possession of material non-public information and illegal to communicate such information to a third party who buys or sells.  If an employee believes he or she has come into possession of material non-public information, the employee should immediately inform the Chief Compliance Officer, or another Manager if the Chief Compliance Officer is not available. Trading in securities of such company should be restricted (for the firm’s clients as well as all Access Persons) until the information is determined to not be material non-public information or is no longer material non-public information.

In addition to the above, all Investment Personnel are expected to understand and comply with the CFA Institute Code of Ethics and Standards of Professional Conduct, which is attached as Exhibit A of this Code of Ethics.

I.	APPLICABILITY

The Code applies to each of the following:

•	Investment Personnel. Any employee who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities.
•	Managers. All Managers of the Fountain Capital Management, L.L.C. ("Fountain").
•
Access Persons.  All Investment Personnel, Managers and all other employees who, in connection with his or her regular functions or duties, participates in the selection of client portfolio securities or who has access to information regarding future purchases or sales of client portfolio securities.

•	Supervised Persons. All officers, Managers, employees and other persons who provide investment advice on behalf of Fountain and are subject to the supervision and control of Fountain.

Other Definitions:

•
Access Person Account.  Includes all advisory, brokerage, trust or other accounts or forms of direct beneficial ownership in which one or more Access Persons and/or an Access Person’s immediate family (spouse and minor children living with the Access Person) have a substantial economic interest. A substantial economic interest is more than 10% for one Access Person, or more than 25% total interest for more than one Access Person. Accounts which are managed by persons unaffiliated with Fountain, and the Access Person(s) owning the account has no influence or control over the portfolio execution process, are not considered Access Person Accounts.

•	Compliance Committee. The Managers of Fountain Capital Management, L.L.C.
•
Chief Compliance Officer.  Person designated by the Managers to oversee compliance with this Code of Ethics.  If the Chief Compliance Officer is unavailable to grant a transaction approval, any other member of the Compliance Committee may grant or deny transaction approval.

•
Federal Securities Laws.  The Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Securities and Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Securities and ExchangeCommission or the Department of the Treasury.

•
Initial Public Offering.  An offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

•
Limited Offering.  An offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rules 504, 505, or 506 of Regulation D under the Securities Act of 1933.

•	Security. Any financial instrument treated as a security for investment purposes, including related derivatives.

II	RESTRICTIONS ON PERSONAL INVESTING

(A)	Basic Restriction on Investing Activities/Blackout Period

If a purchase or sale order is pending or under active consideration for client accounts, the same security may not be bought or sold for any Access Person Account.

(B)	Initial Public Offerings

No securities may be acquired by an Access Person Account in an Initial Public Offering without pre-approval from the Chief Compliance Officer.

(C)	Limited Offerings

Access Person Accounts may not acquire a security in a Limited Offering without pre- approval from the Compliance Committee.  To approve such a purchase, the Compliance Committee must conclude that the firm would have no foreseeable interest in investing in such security.

(D)	Pre-Clearance of Personal Securities Transactions

Except as provided below, all personal securities transactions for Access Person Accounts must be cleared in advance in writing by the Chief Compliance Officer.  If the proposed trade is not executed within two business days after preclearance, the preclearance will expire and the request must be made again.  Purchases of municipal securities are exempt from the preclearance requirement. The Pre-Clearance Trading Approval Form is attached as Exhibit B.

(E)	Exempt Transactions

Restrictions on Personal Investing and Compliance Procedures will not apply to:

1.	Transactions over which the persons subject to this code have no direct or indirect influence or control;

2.	Purchases or sales of:

i.	U.S. government securities
ii.	Shares of open-end mutual funds
iii.	Bank CD’s or commercial paper

3.	Purchases that are part of an automatic investment plan.

III	OTHER RESTRICTIONS

(A)	Gifts

No Investment Personnel or Access Persons shall accept any gift or other item of more than $100 in value from any person that does business with or on behalf of Fountain. Excluded from this prohibition are an occasional meal, ticket or entertainment that is an incidental part of a meeting that has a clear business purpose.

(B)	Service as a Director

No Investment Personnel may serve on the Board of Directors of a publicly traded company or any company in which any managed portfolio has an interest without prior authorization from the Compliance Committee based on a determination that the Board service would not be inconsistent with the interests of Fountain and its clients.

IV	REPORTING PROCEDURES

(A)	Initial Holdings Reports

No later than 10 calendar days after becoming an Access Person, each Access Person shall deliver to the Chief Compliance Officer an Initial Holdings Report.  The report may be in the form of Exhibit C, brokerage statement(s), or any form that includes the following information:  title and type of Security, and as applicable the exchange ticker or CUSIP number, number of shares and principal amount of each Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person; the broker, dealer or bank with whom the Access Person maintains an account holding any such Securities; and the date that the report is submitted.  The information must be current as of a date no more than 45 days prior to the date of becoming an Access Person.

The Initial Holdings Report must also certify that the Access Person has read and understood the Code and recognizes that he or she is subject to the Code.

(B)	Quarterly Transaction Reports

No later than 30 days after the end of a calendar quarter, each Access Person must deliver to the Chief Compliance Officer a Quarterly Transaction Report in the form of Exhibit D, brokerage statement(s), or any form that includes the following information with respect to any Security transactions during the quarter in which the Access Person had any direct or indirect beneficial interest:  the date of the transaction, title, and as applicable the exchange ticker or CUSIP number, interest rate, maturity date (if applicable), the number of shares and the principal amount of each Security involved; the nature of the transaction (buy, sale or any other type of acquisition or disposition); the price; the broker, dealer or bank; and the date the report is submitted.  With respect to any new Access Person Account established during the quarter: the name of the broker, dealer or bank; the date it was established; and the date the report is submitted.

(C)	Annual Holdings Reports

Annually, on or before January 30 the following information (which information must be current as of a date no more than 45 days before the report is submitted), each Access Person must deliver to the Chief Compliance Officer an Annual Holdings Report in the form of Exhibit E, brokerage report(s), or any form that includes the following information:  The title, number of shares and principal amount of each Security in which the Access Person has any direct or indirect beneficial ownership; the broker, dealer or bank where the Access Person Account is held; and the date the report is submitted.

The Annual Holdings Report must also certify that the Access Person has read and understood the Code of Ethics and recognizes that he or she is subject to the code. Additionally, the Access Person must certify that he or she has disclosed or reported all personal Securities transactions required to be disclosed or reported under the Code of Ethics.

(D)	Report of Violations

Supervised Persons must report any violation of this Code of Ethics to the Chief Compliance Officer, or to one of the other Members of the Compliance Committee (provided that the Chief Compliance Officer also receives the violation report) .  Any act of retaliation against a Supervised Person reporting a violation shall constitute a further violation of this Code by the retaliator.

V	COMPLIANCE PROCEDURES

(A)	Monitoring of Transactions

The Chief Compliance Officer will review the reports required by Section IV. Another Member of the Compliance Committee will review the Chief Compliance Officer’s reports.  The Chief Compliance Officer must report to the Compliance Committee any issues or violations of the Code of Ethics.

(B)	Sanctions

Upon discovering that a violation with the requirements of the Code of Ethics, the Compliance Committee may impose whatever sanctions within its power the Compliance Committee deems appropriate.

(C)	Exceptions

The Compliance Committee reserves the right to decide, on a case by case basis, exceptions to any provisions under this Code (other than those required under Rule 204A-1). Any exceptions will be maintained in writing.

(D)	Records

Lists of all persons required to file reports and all reports under this Code shall be retained for a five year period.

(E)	Education of Employees About Code

Fountain, through its Chief Compliance Officer, must provide each Supervised Person with a copy of this Code and any amendments hereto.  Each Supervised Person must acknowledge, in writing, his receipt of those copies on the form provided with the copy of the Code or amendment, as applicable.

(F)	Enforcement of the Code

The Chief Compliance Officer will have primary responsibility for enforcing this Code of Ethics. Enforcement of this Code includes the review of personal securities holdings and transactions reports as described above.  This review should include not only an assessment of whether the Access Person followed required internal procedures, such as pre-clearance, but should also compare the personal trading to any restricted lists; assess whether the Access Person is trading for his own account in the same securities he is trading for clients, and if so whether the clients are receiving terms as favorable as the Access Person takes for himself; periodically analyze the Access Person's trading for patterns that may indicate abuse, including market timing; investigate any substantial disparities between the quality of performance the Access Person achieves for his own account and that he achieves for clients; and investigate any substantial disparities between the percentage of trades that are profitable when the Access Person trades for his own account and the percentage that are profitable when he places trades for clients.